Exhibit 21

LIST OF SUBSIDIARIES OF THE COMPANY

Name	Jurisdiction of Organization
AWO, Inc.	Delaware
Astro-Med GmbH	Germany
Astronova Limited	Ireland
AstroNova Aerospace, Inc.	Delaware